EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PFS Bancorp, Inc. of our report dated March 28, 2025, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of PFS Bancorp, Inc. for the year ended December 31, 2024.

Wipfli LLP

May 23, 2025
Eau Claire, Wisconsin